Exhibit 99.1

Contacts

Investor Contact: Richard Edwards 763-513-3477
Media Contact: Jess Rogers 763-513-3445

Polaris 2020 Second Quarter Results

Financial and Operational Highlights

Second quarter reported and adjusted sales decreased 15% to $1,512 million and $1,510 million, respectively

Second quarter reported net loss was $3.82 per share; adjusted net income for the same period was $1.30 per share

North American retail sales increased 57% for the quarter compared to last year with both ORV and Motorcycle retail sales up significantly

Dealer inventory levels decreased 47% given the strong retail sales growth and lower shipments resulting from the COVID-19 related temporary suspension of production during the quarter

Evaluation of the Company's Aftermarket goodwill and other intangibles resulted in a pre-tax $379 million non-cash impairment charge taken during the quarter

Operating expenses excluding the impairment charge, decreased 15% given the substantial reduction in discretionary and non-essential spending in response to the pandemic crisis

Polaris' liquidity profile remains solid with debt/EBITDA below 3 times and total liquidity of $1.2 billion at quarter end

Polaris re-initiated full year 2020 sales and adjusted earnings guidance with full year adjusted earnings in the range of $6.40 to $6.60 per diluted share and full year sales in the range of $6.650 billion to $6.750 billion

MINNEAPOLIS--(BUSINESS WIRE)--July 28, 2020--Polaris Inc. (NYSE: PII):

Key Financial Data
(in millions, except per share data)
INCOME STATEMENT - Q2 June 30, 2020	Reported	YOY % Chg.	Adjusted*	YOY % Chg.
Sales	$1,511.8	(15)%	$1,510.1	(15)%
Net income (loss) attributable to Polaris	$(235.4)	NM	$80.9	(25)%
Diluted EPS	$(3.82)	NM	$1.30	(25)%

BALANCE SHEET - June 30, 2020	Reported	YOY % Chg.
Cash and cash equivalents	$544.4	466%
Inventories, net	$1,026.4	(9)%
Total debt, finance lease obligations and notes payable	$1,928.0	2%
Shareholders' equity	$753.0	(21)%

CASH FLOW - YTD Q2 June 30, 2020	Reported	YOY % Chg.
Net cash provided by operating activities	$309.7	53%
Purchase of property & equipment	$88.1	(36)%
Repurchase and retirement of common shares	$49.3	NM
Cash dividends to shareholders	$76.0	2%

NM = Not meaningful

*Note: the results and guidance in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP / non-GAAP measures can be found at the end of this release.

CEO Commentary

Polaris’ second quarter results significantly outperformed expectations, once again demonstrating the resiliency and dedication of our global team. We overcame a near complete shutdown of both our dealers and the U.S. economy early in the quarter to capitalize on unprecedented retail demand for our Off-Road Vehicles and Motorcycles through May, June and now July. Our broad array of best-in-class products provided an attractive social-distancing solution for both existing, and encouragingly, a wide range of new Powersports customers. During the quarter, we navigated a level of uncertainty and unrest that is unparalleled in our nation’s history, beginning with rapidly and successfully restarting our production facilities, while protecting the health and safety of our employees. And importantly, following the death of George Floyd here in Minnesota, we united to do our part to bridge divides and drive meaningful change. From executive leadership to our production line employees, we are working under a shared goal of positively impacting our company and communities. Despite social turbulence and softness in our Adjacent Markets businesses, between ongoing strong consumer demand and historically low dealer inventory levels, we are well-positioned for the second half of the year. I am fortunate to work with an extremely talented team and am confident that we will navigate this pandemic, engender a more welcoming and inclusive Powersports industry, and continue building an even better and stronger business.

-- Scott Wine, Chairman and Chief Executive Officer of Polaris Inc.

Second Quarter Performance Summary (Reported)
(in millions, except per share data)	Three months ended June 30,
	2020	2019	Change
Sales	$1,511.8	$1,779.3	(15)%
Gross profit	332.7	436.4	(24)%
% of Sales	22.0%	24.5%	-252 bpts
Total operating expenses	653.5	321.1	104%
% of Sales	43.2%	18.0%
Income from financial services	25.4	19.8	28%
% of Sales	1.7%	1.1%	+56 bpts
Operating income (loss)	(295.4)	135.1	NM
% of Sales	(19.5)%	7.6%
Net income (loss) attributable to Polaris	(235.4)	88.2	NM
% of Sales	(15.6)%	5.0%
Diluted net income (loss) per share	$(3.82)	$1.42	NM

NM = Not meaningful

Polaris Inc. (NYSE: PII) (the "Company") today released second quarter 2020 results with reported sales of $1,512 million, down 15 percent from reported sales of $1,779 million for the second quarter of 2019. The Company reported a second quarter 2020 net loss of $235 million, or $(3.82) per diluted share, compared with net income of $88 million, or $1.42 per diluted share, for the 2019 second quarter. The 2020 second quarter net loss includes a $379 million pre-tax, non-cash goodwill and other intangible asset impairment charge related to the Company's Aftermarket business, principally Transamerican Auto Parts (TAP). Adjusted net income for the quarter ended June 30, 2020 was $81 million, or $1.30 per diluted share compared to $108 million, or $1.73 per diluted share in the 2019 second quarter.

Retail demand accelerated throughout the quarter benefiting Company performance as both new and existing customers took advantage of off-road vehicles and motorcycles to enjoy the outdoors while maintaining social distancing etiquette, partially mitigating the COVID-19 driven economic slowdown.

Gross profit decreased 24 percent to $333 million for the second quarter of 2020 from $436 million in the second quarter of 2019. Reported gross profit margin was 22.0 percent of sales for the second quarter of 2020, down 252 basis points compared to 24.5 percent of sales for the second quarter of 2019. Adjusted gross profit for the second quarter 2020 was $348 million, or 23.0 percent of adjusted sales compared to the second quarter of 2019 adjusted gross profit of $443 million, or 24.9 percent of sales. Adjusted gross profit for the second quarter of 2020 excludes the negative impact of $15 million of restructuring and realignment costs, and adjusted gross profit for the second quarter of 2019 excludes the negative impact of $7 million of restructuring and realignment costs.

Operating expenses increased 104 percent for the second quarter of 2020 to $654 million from $321 million in the same period in 2019. Operating expenses increased primarily due to the non-cash impairment of goodwill and other intangible assets associated with the Company's Aftermarket segment, primarily TAP, given the impact of the pandemic-driven downturn on the outlook for the TAP business. The impairment charge was partially offset by reductions in discretionary and non-essential spending as well as lower compensation costs during the quarter.

Income from financial services was $25 million for the second quarter of 2020, up 28 percent compared with $20 million for the second quarter of 2019. The increase was primarily due to the strong North American retail sales demand during the quarter.

Non-Operating Expenses (Reported)
(in millions)	Three months ended June 30,
	2020	2019	Change
Interest expense	$17.9	$20.6	(13)%
Equity in loss of other affiliates	$—	$0.5	NM
Other (income) expense, net	$0.8	$(0.3)	NM
Provision for income taxes	$(78.7)	$26.2	NM

NM = Not meaningful

Interest expense was $18 million for the second quarter of 2020 compared to $21 million for the same period last year due to lower interest rates.

Other (income) expense, net, was $0.8 million of expense in the second quarter of 2020 compared to $0.3 million of income in the second quarter of 2019. Other (income) expense is the result of foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries.

The provision for income taxes for the second quarter of 2020 was a tax benefit $79 million, compared with tax expense of $26 million for the second quarter of 2019. The favorable change in the tax provision from the second quarter of 2019 is primarily related to $90 million of deferred tax benefits arising from the significant pretax loss from the impairment of goodwill and other intangible assets, as well as the release of certain income tax reserves.

Product Segment Highlights (Reported)
(in millions)	Sales			Gross Profit
	Q2 2020	Q2 2019	Change	Q2 2020	Q2 2019	Change
Off-Road Vehicles / Snowmobiles	$952.9	$1,049.3	(9)%	$251.7	$297.7	(15)%
Motorcycles	$141.3	$196.8	(28)%	$4.4	$22.9	(81)%
Global Adjacent Markets	$77.9	$121.9	(36)%	$16.8	$33.6	(50)%
Aftermarket	$207.5	$228.9	(9)%	$47.6	$55.2	(14)%
Boats	$132.2	$182.4	(28)%	$18.6	$40.5	(54)%

NM = Not meaningful

Off-Road Vehicles (“ORV”) and Snowmobiles segment sales, including PG&A, totaled $953 million for the second quarter of 2020, down nine percent compared to $1,049 million for the second quarter of 2019 due to a decline in side-by-side sales. PG&A sales for ORV and Snowmobiles combined increased 17 percent in the second quarter of 2020 compared to the second quarter last year. Gross profit decreased 15 percent to $252 million in the second quarter of 2020, compared to $298 million in the second quarter of 2019. Gross profit percentage decreased 195 basis points during the 2020 second quarter compared to the prior year.

ORV wholegood sales for the second quarter of 2020 decreased 14 percent. Polaris North American ORV retail sales increased over 60 percent for the quarter with both side-by-side vehicles and ATV vehicles up significantly. Despite the strong retail sales, Polaris ORV wholegood sales were down driven by the COVID-19 related temporary suspension of production that impacted shipments in April and to some extent May. The North American ORV industry was up over 60 percent compared to the second quarter last year.

Snowmobile wholegood sales in the second quarter of 2020 were $12 million compared to $16 million in the second quarter last year. Snowmobile sales in the Company's second quarter are routinely low as it is the off-season for snowmobile retail sales and shipments.

Motorcycles segment sales, including PG&A, totaled $141 million, down 28 percent compared to the second quarter of 2019, driven by decreased sales of both Indian Motorcycle and Slingshot. Polaris motorcycles segment sales were down driven by the COVID-19 related temporary suspension of production that impacted shipments primarily in April. Gross profit for the second quarter of 2020 was $4 million compared to $23 million in the second quarter of 2019.

North American consumer retail sales for Indian Motorcycle increased mid-teens percent during the second quarter of 2020 in a weak mid to heavy-weight two-wheel motorcycle industry that was down high-teens percent. North American consumer retail sales for Polaris' motorcycle segment, including both Indian Motorcycle and Slingshot, increased low-twenties percent during the second quarter of 2020, while the North American motorcycle industry retail sales for mid to heavy-weight motorcycles including three-wheel vehicles, was down high-teens percent in the second quarter of 2020. Despite the strong retail sales, Polaris Motorcycles segment sales were down driven by COVID-19 related temporary suspension of production during the quarter.

Global Adjacent Markets segment sales, including PG&A, decreased 36 percent to $78 million in the 2020 second quarter compared to $122 million in the 2019 second quarter driven by industrial, educational, government and rental organizations reducing or suspending purchases during the pandemic. Gross profit decreased 50 percent to $17 million or 21.6 percent of sales in the second quarter of 2020, compared to $34 million or 27.6 percent of sales in the second quarter of 2019.

Aftermarket segment sales of $208 million in the 2020 second quarter decreased nine percent compared to $229 million in the 2019 second quarter. Transamerican Auto Parts (TAP) sales of $189 million in the second quarter of 2020 decreased 10 percent compared to $210 million in the second quarter of 2019. The Company's other aftermarket brands sales were approximately flat. Gross profit decreased 14 percent to $48 million in the second quarter of 2020, compared to $55 million in the second quarter of 2019.

Boats segment sales decreased 28 percent to $132 million in the 2020 second quarter compared to $182 million in the 2019 second quarter. Gross profit decreased 54 percent to $19 million or 14.1 percent of sales in the second quarter of 2020, compared to $41 million or 22.2 percent of sales in the second quarter of 2019.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales increased eight percent for the 2020 second quarter.

International sales to customers outside of North America, including PG&A, totaled $190 million for the second quarter of 2020, down 18 percent from the same period in 2019.

Financial Position and Cash Flow
(in millions)	Six months ended June 30,
	2020	2019	Change
Cash and cash equivalents	$544.4	$96.1	466%
Net cash provided by operating activities	$309.7	$202.9	53%
Repurchase and retirement of common shares	$49.3	$6.5	NM
Cash dividends to shareholders	$76.0	$74.4	2%
Total debt, finance lease obligations and notes payable	$1,928.0	$1,898.1	2%
Debt to Total Capital Ratio	72%	67%

NM = Not meaningful

Net cash provided by operating activities was $310 million for the six months ended June 30, 2020, compared to $203 million for the same period in 2019. Total debt at June 30, 2020, including finance lease obligations and notes payable, was $1,928 million. The Company’s debt-to-total capital ratio was 72 percent at June 30, 2020 compared to 67 percent at June 30, 2019. Cash and cash equivalents were $544 million at June 30, 2020, up from $96 million at June 30, 2019.

2020 Business Outlook

The Company re-initiated its sales and adjusted earnings guidance for the full year 2020. Adjusted net income is expected to be in the range of $6.40 to $6.60 per diluted share for the full year 2020 compared to adjusted net income of $6.32 per diluted share for 2019. Sales are now expected to be in the range of $6.650 billion to $6.750 billion, flat to down two percent compared to 2019 adjusted sales of $6,783 million, due to the pandemic driven plant shut-down in the second quarter 2020.

2019 Reclassified Segment Gross Profit Results

Beginning in the first quarter of 2020 certain costs, primarily incentive-based compensation costs, previously classified as "Corporate" in the Company's segment gross profit results were allocated to their respective operating segments results. The comparative 2019 reported and adjusted gross profit results for ORV/Snowmobiles, Motorcycles, Global Adjacent Markets, Aftermarket, Boats, and Corporate were reclassified for comparability. Reclassified historical reported and adjusted gross profit results can be found at ir.polaris.com/investors/financial-information.

Non-GAAP Financial Measures

This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" sales, gross profit, income before taxes, net income and net income per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Earnings Conference Call and Webcast

Today at 9:00 AM (CT) Polaris Inc. will host a conference call and webcast to discuss the 2020 second quarter results released this morning. The call will be hosted by Scott Wine, Chairman and CEO; and Mike Speetzen, Executive Vice President and CFO. The earnings presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com. To listen to the conference call by phone, dial 1-877-883-0383 in the U.S., or 1-412-902-6506 internationally. The Conference ID is 5291631. A replay of the conference call will be available by accessing the same link on our website.

About Polaris

As the global leader in Powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. With annual 2019 sales of $6.8 billion, Polaris’ high-quality product line-up includes the Polaris RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; Sportsman® all-terrain off-road vehicles; Indian Motorcycle® mid-size and heavyweight motorcycles; Slingshot® moto-roadsters; snowmobiles; and deck, cruiser and pontoon boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with parts, garments, and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. www.polaris.com

Forward-looking Statements

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding the impact of the COVID-19 pandemic and the Company’s ability to manage the economic environment resulting from the COVID-19 pandemic, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the severity and duration of the COVID-19 pandemic and the resulting impact on the Company’s business and the global economy; the Company’s ability to successfully implement its manufacturing operations expansion and supply chain initiatives, product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; disruptions in manufacturing facilities; acquisition integration costs; product recalls, warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; freight and tariff costs (tariff relief or ability to mitigate tariffs); changes to international trade policies and agreements; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy; relationships with dealers and suppliers; and the general overall economic, social and political environment. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements. The data source for retail sales figures included in this release is registration information provided by Polaris dealers in North America compiled by the Company or Company estimates and other industry data sources. The Company must rely on information that its dealers supply concerning retail sales, and other retail sales data sources related to Polaris and the powersports industry, and this information is subject to revision. Retail sales references to total Company retail sales includes only ORV, snowmobiles and motorcycles in North America unless otherwise noted.

(summarized financial data follows)

CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In Millions, Except Per Share Data) (Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Sales	$1,511.8	$1,779.3	$2,917.0	$3,275.0
Cost of sales	1,179.1	1,342.9	2,291.4	2,486.1
Gross profit	332.7	436.4	625.6	788.9
Operating expenses:
Selling and marketing	119.6	140.6	269.8	269.9
Research and development	66.8	76.4	145.2	143.5
General and administrative	87.9	104.1	166.4	197.0
Goodwill and other intangible asset impairments	379.2	—	379.2	—
Total operating expenses	653.5	321.1	960.6	610.4
Income from financial services	25.4	19.8	45.1	38.5
Operating income (loss)	(295.4)	135.1	(289.9)	217.0
Non-operating expense:
Interest expense	17.9	20.6	34.1	41.0
Equity in loss of other affiliates	—	0.5	—	1.1
Other (income) expense, net	0.8	(0.3)	1.7	(3.8)
Income (loss) before income taxes	(314.1)	114.3	(325.7)	178.7
Provision for income taxes	(78.7)	26.2	(84.9)	42.2
Net income (loss)	(235.4)	88.1	(240.8)	136.5
Net loss attributable to noncontrolling interest	—	0.1	—	0.1
Net income (loss) attributable to Polaris Inc.	$(235.4)	$88.2	$(240.8)	$136.6

Net income (loss) per share attributable to Polaris Inc. common shareholders:
Basic	$(3.82)	$1.44	$(3.90)	$2.23
Diluted	$(3.82)	$1.42	$(3.90)	$2.20
Weighted average shares outstanding:
Basic	61.6	61.4	61.7	61.4
Diluted	61.6	62.2	61.7	62.1

CONSOLIDATED BALANCE SHEETS
(In Millions), (Unaudited)
	June 30, 2020	June 30, 2019

Assets
Current assets:
Cash and cash equivalents	$544.4	$96.1
Trade receivables, net	195.2	224.5
Inventories, net	1,026.4	1,130.3
Prepaid expenses and other	103.5	112.9
Income taxes receivable	14.2	7.0
Total current assets	1,883.7	1,570.8
Property and equipment, net	873.7	889.8
Investment in finance affiliate	72.0	97.3
Deferred tax assets	184.7	92.6
Goodwill and other intangible assets, net	1,092.0	1,508.7
Operating lease assets	105.4	108.0
Other long-term assets	101.2	97.0
Total assets	$4,312.7	$4,364.2
Liabilities and Equity
Current liabilities:
Current portion of debt, finance lease obligations and notes payable	$536.5	$66.5
Accounts payable	545.6	418.9
Accrued expenses:
Compensation	127.1	140.2
Warranties	134.2	132.8
Sales promotions and incentives	132.6	182.1
Dealer holdback	138.6	138.7
Other	249.8	212.0
Current operating lease liabilities	35.3	35.1
Income taxes payable	7.9	6.1
Total current liabilities	1,907.6	1,332.4
Long-term income taxes payable	20.0	28.4
Finance lease obligations	14.2	15.8
Long-term debt	1,377.3	1,815.8
Deferred tax liabilities	3.3	5.3
Long-term operating lease liabilities	72.4	75.5
Other long-term liabilities	150.5	128.3
Total liabilities	$3,545.3	$3,401.5
Deferred compensation	14.2	10.6
Equity:
Total shareholders’ equity	753.0	951.9
Noncontrolling interest	0.2	0.2
Total equity	753.2	952.1
Total liabilities and equity	$4,312.7	$4,364.2

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions), (Unaudited)
	Six months ended June 30,
	2020	2019
Operating Activities:
Net income (loss)	$(240.8)	$136.5
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	127.1	111.9
Noncash compensation	31.7	34.2
Noncash income from financial services	(11.9)	(15.5)
Deferred income taxes	(92.6)	(5.9)
Goodwill and other intangible asset Impairments	379.2	—
Other, net	—	1.1
Changes in operating assets and liabilities:
Trade receivables	(6.2)	(26.9)
Inventories	91.8	(159.1)
Accounts payable	95.3	72.0
Accrued expenses	(77.8)	19.0
Income taxes payable/receivable	12.0	30.8
Prepaid expenses and other, net	1.9	4.8
Net cash provided by operating activities	309.7	202.9

Investing Activities:
Purchase of property and equipment	(88.1)	(137.2)
Investment in finance affiliate, net	50.6	10.2
Acquisition of businesses, net of cash acquired	—	(1.8)
Net cash used for investing activities	(37.5)	(128.8)

Financing Activities:
Borrowings under debt arrangements / finance lease obligations	1,288.7	1,788.6
Repayments under debt arrangements / finance lease obligations	(1,054.9)	(1,853.5)
Repurchase and retirement of common shares	(49.3)	(6.5)
Cash dividends to shareholders	(76.0)	(74.4)
Proceeds from stock issuances under employee plans	6.9	6.2
Net cash provided by (used for) financing activities	115.4	(139.6)
Impact of currency exchange rates on cash balances	(3.1)	(0.1)

Net increase (decrease) in cash, cash equivalents and restricted cash	384.5	(65.6)
Cash, cash equivalents and restricted cash at beginning of period	196.3	193.1
Cash, cash equivalents and restricted cash at end of period	$580.8	$127.5

The following presents the classification of cash, cash equivalents and restricted cash within the consolidated balance sheets:
Cash and cash equivalents	$544.4	$96.1
Other long-term assets	36.4	31.4
Total	$580.8	$127.5

NON-GAAP RECONCILIATION OF RESULTS
(In Millions, Except Per Share Data), (Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Sales	$1,511.8	$1,779.3	$2,917.0	$3,275.0
Restructuring & realignment (3)	(1.7)	—	(1.7)	—
Adjusted sales	1,510.1	1,779.3	2,915.3	3,275.0

Gross profit	332.7	436.4	625.6	788.9
Restructuring & realignment (3)	14.8	6.6	20.1	13.3
Adjusted gross profit	347.5	443.0	645.7	802.2

Income (loss) before taxes	(314.1)	114.3	(325.7)	178.7
Impairment charges (1)	379.2	—	379.2	—
Acquisition-related costs (2)	—	2.4	—	3.5
Restructuring & realignment (3)	22.9	6.6	34.7	13.3
Intangible amortization (4)	8.7	10.3	18.7	20.5
Class action litigation expenses (5)	4.4	6.1	7.6	12.5
Adjusted income before taxes	101.1	139.7	114.5	228.5

Net income (loss) attributable to Polaris Inc.	(235.4)	88.2	(240.8)	136.6
Impairment charges (1)	289.0	—	289.0	—
Acquisition-related costs (2)	—	1.8	—	2.7
Restructuring & realignment (3)	17.5	5.1	26.5	10.2
Intangible amortization (4)	6.6	7.7	14.1	15.4
Class action litigation expenses (5)	3.2	4.7	5.7	9.5
Adjusted net income attributable to Polaris Inc. (6)	80.9	107.5	94.5	174.4

Diluted EPS attributable to Polaris Inc.	$(3.82)	$1.42	$(3.90)	$2.20
Weighted average shares outstanding adjustment (7)	0.02	—	0.03	—
Impairment charges (1)	4.66	—	4.64	—
Acquisition-related costs (2)	—	0.03	—	0.04
Restructuring & realignment (3)	0.28	0.08	0.43	0.16
Intangible amortization (4)	0.11	0.12	0.23	0.25
Class action litigation expenses (5)	0.05	0.08	0.09	0.16
Adjusted EPS attributable to Polaris Inc. (6)	$1.30	$1.73	$1.52	$2.81

(1) Represents impairment charges related to goodwill and other intangible assets associated with the Company's Aftermarket segment
(2) Represents adjustments for integration and acquisition-related expenses and purchase accounting adjustments
(3) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation
(4) Represents amortization expense for acquisition-related intangible assets
(5) Represents adjustments for class action litigation-related expenses
(6) The Company used its estimated statutory tax rate of 23.8% for the non-GAAP adjustments in 2020 and 2019, except for non-deductible items

(7) For the three months ended June 30, 2020, the Company used 61.6 million and 62.1 million weighted average shares outstanding to determine Diluted EPS attributable to Polaris Inc. and Adjusted EPS attributable to Polaris Inc., respectively, and for the six months ended June 30, 2020, the Company used 61.7 million and 62.3 million weighted average shares outstanding to determine Diluted EPS attributable to Polaris Inc. and Adjusted EPS attributable to Polaris Inc., respectively. The differences are the result of the exclusion of additional outstanding stock options and certain shares issued under the Omnibus Plan from the Diluted EPS attributable to Polaris Inc. calculation because their effect would have been anti-dilutive as a result of the Company's net loss during the periods.

NON-GAAP RECONCILIATION OF SEGMENT RESULTS
(In Millions), (Unaudited)
	Three months ended June 30,		Six months ended June 30,
SEGMENT SALES	2020	2019	2020	2019
ORV/Snow segment sales	$952.9	$1,049.3	$1,776.6	$1,916.8
No adjustment	—	—	—	—
Adjusted ORV/Snow segment sales	952.9	1,049.3	1,776.6	1,916.8

Motorcycles segment sales	141.3	196.8	267.9	314.7
No adjustment	—	—	—	—
Adjusted Motorcycles segment sales	141.3	196.8	267.9	314.7

Global Adjacent Markets (GAM) segment sales	77.9	121.9	176.2	226.9
No adjustment	—	—	—	—
Adjusted GAM segment sales	77.9	121.9	176.2	226.9

Aftermarket segment sales	207.5	228.9	409.6	449.4
No adjustment	—	—	—	—
Adjusted Aftermarket segment sales	207.5	228.9	409.6	449.4

Boats segment sales	132.2	182.4	286.7	367.2
Restructuring & realignment (1)	(1.7)	—	(1.7)	—
Boats segment sales	130.5	182.4	285.0	367.2

Total sales	1,511.8	1,779.3	2,917.0	3,275.0
Total adjustments	(1.7)	—	(1.7)	—
Adjusted total sales	$1,510.1	$1,779.3	$2,915.3	$3,275.0

	Three months ended June 30,		Six months ended June 30,
SEGMENT GROSS PROFIT	2020	2019	2020	2019
ORV/Snow segment gross profit	$251.7	$297.7	$453.4	$537.8
No adjustment	—	—	—	—
Adjusted ORV/Snow segment gross profit	251.7	297.7	453.4	537.8

Motorcycles segment gross profit	4.4	22.9	3.4	26.6
Restructuring & realignment (1)	—	—	0.7	—
Adjusted Motorcycles segment gross profit	4.4	22.9	4.1	26.6

Global Adjacent Markets (GAM) segment gross profit	16.8	33.6	43.7	63.2
No adjustment	—	—	—	—
Adjusted GAM segment gross profit	16.8	33.6	43.7	63.2

Aftermarket segment gross profit	47.6	55.2	93.9	111.7
No adjustment	—	—	—	—
Adjusted Aftermarket segment gross profit	47.6	55.2	93.9	111.7

Boats segment gross profit	18.6	40.5	48.3	76.7
Restructuring & realignment (1)	11.1	—	11.1	—
Boats segment gross profit	29.7	40.5	59.4	76.7

Corporate segment gross profit	(6.4)	(13.5)	(17.1)	(27.1)
Restructuring & realignment (1)	3.7	6.6	8.3	13.3
Adjusted Corporate segment gross profit	(2.7)	(6.9)	(8.8)	(13.8)

Total gross profit	332.7	436.4	625.6	788.9
Total adjustments	14.8	6.6	20.1	13.3
Adjusted total gross profit	$347.5	$443.0	$645.7	$802.2

NON-GAAP ADJUSTMENTS
Second Quarter 2020 Results & Full Year Guidance

Restructuring, Realignment and Acquisition Related Costs

Polaris announced in 2017 that it was making changes to its network to consolidate production and distribution of like products and better leverage plant capacity and embarked on a multi-phase supply chain transformation initiative to continue to leverage its supply chain as a strategic asset. Additionally, the Company has recorded acquisitions and integration related costs associated with the TAP and Boat Holdings acquisitions. Currently, the Company is also executing certain corporate restructuring across the organization to increase efficiency and focus its business including the wind-down of the Rinker, Striper and Larson FX boat brands. For the second quarter of 2020, the Company has recorded combined costs totaling $23 million which was included as a NON-GAAP adjustment.

Impairment Charges

For the second quarter of 2020, the Company has recorded non-cash impairment charges totaling $379 million (pretax) which was included as a NON-GAAP adjustment. The charges included a $270 million impairment of accounting goodwill associated with the Company's Aftermarket segment and a $109 million impairment of trade names associated with TAP.

Intangible amortization related to acquisitions

As a result of the Boat Holdings acquisition, Polaris' amortization of intangible assets increased significantly on an annual basis. Given the significant increase in non-cash amortization associated with this acquisition along with intangible amortization from prior acquisitions, the Company has moved to an adjusted net income metric, excluding intangible amortization from all acquisitions. The Company believes this treatment will provide additional transparency into the true, ongoing earnings performance of its business. For the second quarter of 2020, Polaris included $9 million of intangible amortization related to acquisitions as a NON-GAAP adjustment.

2020 Adjusted Guidance

2020 guidance excludes the pre-tax effect of supply chain transformation, restructuring and network realignment costs of approximately $35 million to $40 million, and approximately $20 million to $25 million for class action litigation-related expenses. Intangible amortization of approximately $35 million related to all acquisitions has also been excluded, along with the $379 million non-cash impairment charge related to the Company's Aftermarket segment. The Company has not provided reconciliations of guidance for adjusted diluted net income per share, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include restructuring and realignment costs and acquisition integration costs that are difficult to predict in advance in order to include in a GAAP estimate.